THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED
          UNDER THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAW, OR (II) ANY EXEMPTION FROM REGISTRATION UNDER SUCH ACT, OR APPLICABLE STATE SECURITIES LAW, RELATING TO THE DISPOSITION OF SECURITIES, INCLUDING RULE 144.

          NO TRANSFER OF THIS NOTE SHALL BE VALID UNLESS THE HOLDER THEREOF PROVIDES WRITTEN NOTICE TO THE COMPANY OF SUCH TRANSFER, WHICH NOTICE SHALL INCLUDE THE DATE OF SUCH TRANSFER AND THE IDENTITY OF THE TRANSFEREE.

          THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT. FOR INFORMATION REGARDING THE ISSUE PRICE OF THE NOTE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE, THE ISSUE DATE OF THE NOTE OR THE YIELD TO MATURITY OF THE NOTE, CONTACT ROBERT SMITH, CHIEF FINANCIAL OFFICER OF THE COMPANY, AT 801 CHERRY STREET, SUITE 1450, FORT WORTH, TEXAS 76102.



No. [___________]     $__________



                     SENIOR SUBORDINATED NOTE DUE 2005

Dated as of January 13, 2000

PROMEDCO MANAGEMENT COMPANY, a Delaware corporation (herein called the "Company", which term includes any successor Person under the Notes), for value received, hereby promises to pay to __________________, or registered assigns, the principal sum of _____________________ Dollars, together with accrued and unpaid interest plus Special Interest, if any, thereon on January 13, 2005 (the "Stated Maturity Date").

     This Note is one of a duly authorized issue of securities of the Company designated as Senior Subordinated Notes due 2005 (including any PIK Notes issued as interest on the Notes as provided herein, the "Notes"), issued pursuant to the Securities Purchase Agreement, dated as of January 13, 2000 (the "Securities Purchase Agreement"), by and among the Company, GS CAPITAL PARTNERS III, L.P., a Delaware limited partnership ("GSCP"), and certain affiliates of GSCP set forth on the signature page thereto (the "GSCP Affiliates", and collectively with GSCP and including their respective successors and permitted assigns, the "Purchasers", and each individually a "Purchaser").

                                SECTION ONE

                                 THE NOTES

     1.1. Payment of Interest. The Company promises to pay interest on the unpaid principal balance of this Note, including accrued and unpaid interest thereon, as follows:

          (a) from January 13, 2000 until May 15, 2000, interest on this Note shall accrue at the rate of 12.0% per annum and shall be paid in arrears on May 15, 2000 (the "Initial Interest Payment"). Two-thirds of such interest shall be paid by the Company to the Holder in cash and one-third of such interest shall be paid by the Company to the Holder through the issuance of an additional Note (which shall have terms identical to the Notes initially issued under the Securities Purchase Agreement except as to the date of issue), dated as of May 15, 2000, in an aggregate principal amount equal to the portion of the interest payment not being paid in cash (such additional Notes sometimes also referred to as "PIK Notes");

          (b) from May 15, 2000 until the Stated Maturity Date, interest on this Note shall accrue at the rate of 14.0% per annum and shall be paid semiannually in arrears on November 15 and May 15 of each year (the "Interest Payment Dates"), commencing November 15, 2000. Four-sevenths of any interest payment made after May 15, 2000 shall be paid by the Company to the Holder in cash and three-sevenths shall be paid by the Company to the Holder through the issuance of PIK Notes, each dated as of such Interest Payment Date, in an aggregate principal amount equal to the portion of the interest payment not being paid in cash;

          (c) if a Registration Default shall have occurred, then the Company shall pay, in addition to the interest provided for above, cash interest on the principal amount of this Note ("Special Interest") to the Holder hereof in an amount equal to 0.5% per annum, which amount shall increase to 1.0% per annum after the first 90-day period following the occurrence of the first Registration Default, for the period from and including the date of occurrence of the first Registration Default until such time as no Registration Default is in effect (after which such Special Interest for period after the time no Registration Default is in effect shall cease to be payable). Accrued Special Interest shall be paid semi-annually on the Interest Payment Dates. Upon the issuance of an exchange note in exchange for this Note (in accordance with the provisions of Section 2.3), any accrued and unpaid interest (including Special Interest) on this Note shall cease to be payable to the Holder hereof but such accrued and unpaid interest (including Special Interest) shall be payable on the next Interest Payment Date for such exchange note to the Holder thereof on the related Regular Record Date. All references to interest in this Note shall include Special Interest whether or not specifically stated;

          (d) notwithstanding the foregoing, to the extent that the payment of such interest shall be legally enforceable, any principal of, or premium or installment of interest or Special Interest on, this Note which is overdue shall bear interest at the rate of 15% per annum from the date such amounts are due until they are paid or made available for payment, and such interest shall be payable in cash on demand; and

          (e) interest payments on this Note pursuant to clauses (a), (b),
(c) and (d) shall be based on a 360-day year of twelve 30-day months.

     1.2. Method of Payment. The Company shall pay the Initial Interest Payment to the Persons who are registered holders of Notes at the close of business on May 15, 2000, and the Company shall pay all other interest payments on the Notes to the Persons who are registered holders of Notes at the close of business on the May 15 or November 15 next preceding the interest payment date beginning with November 15, 2000 even if Notes are canceled after the record date and on or before the Interest Payment Date (the "Regular Record Dates"). Holders must surrender Notes to the Company or the paying agent if the Company has appointed one (the "Paying Agent") and notified the Holders of the Notes to collect principal payments. The Company shall pay the principal and the cash portion of any interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. The Company will make all payments payable in cash in respect of a Note (including principal and interest), by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes shall instead be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Company to such effect designating such account no later than 5 days immediately preceding the relevant due date for payment (or such other date as the Company may accept in its discretion). The Company will make all payments payable in PIK Notes by promptly mailing such Notes to the registered address of each Holder entitled to the PIK Notes.

     1.3. Registration, Registration of Transfer and Exchange. The Company shall maintain a register (the "Security Register") for the registration or transfer of the Notes. The name and address of the Holder of each Note, records of any transfers of the Notes and the name and address of any transferee of a Note shall be entered in the Security Register and the Company shall, promptly upon receipt thereof, update the Security Register to reflect all information received from a Holder. There shall be no more than one Holder for each Note, including all beneficial interests therein. No transfer of any Note shall be valid unless the Holder thereof provides written notice to the Company of such transfer, which notice shall include the date of such transfer and the identity of the transferee. Upon surrender for registration of transfer of any Note at the office or agency of the Company, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and like aggregate principal amount. At the option of the Holder, Notes may be exchanged for other Notes, of any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute and deliver the Notes which the Holder making the exchange is entitled to receive. The registered owner of Notes shall be treated as the owner of the Notes for all purposes hereunder, including, without limitation, the right to receive payments of principal and interest, and the Company shall not be affected by any notice or knowledge to the contrary.

     1.4. Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated
Note is surrendered to the Company, the Company shall execute and deliver in exchange therefor new Notes of the same principal amount and bearing a number not contemporaneously outstanding. If there shall be delivered to the Company (a) evidence to its satisfaction of the destruction, loss or theft of any Note and (b) such security or indemnity as may be required by then to save each of it and any agent harmless, then, in the absence of notice that such Note has been acquired by a bona fide purchaser, the Company shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of a like principal amount and bearing a number not contemporaneously outstanding. Every new Note issued pursuant to this
Section in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Note equally and proportionately with any and all other Notes duly issued hereunder.

     1.5. Cancellation. All Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Company, be delivered to the Company and shall be promptly canceled by it. The Company shall cancel any Notes previously issued and delivered hereunder which the Company may have reacquired.

     1.6. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in the Notes to the contrary, the Company will pay all sums becoming due on such Note for principal, premium, if any, and interest by such method and at such address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation reasonably promptly after any such request, to the Company at its principal executive office. The Company will afford the benefits of this Section 1.6 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by such Purchaser under the Securities Purchase Agreement and that has made the same agreement relating to such Note as such Purchaser made in this Section 1.6.

                                SECTION TWO

                           AFFIRMATIVE COVENANTS

          The Company covenants and agrees with each Holder that until the principal amount of (and premium, if any, on) all the Notes, and all interest, Special Interest and other obligations hereunder in respect thereof, shall have been paid in full:

     2.1. Informational Covenants. (a) The Company shall deliver to each Purchaser (for so long as such Purchaser holds any Notes) and each Subsequent Purchaser that is an Institutional Investor: (i) the financial statements and other information required to be delivered by the Company to the Agent and the Lenders pursuant to Section 6.1 of the Credit Agreement as in effect on the date hereof whether or not so delivered no later than the times such financial statements and other information is furnished or required to be furnished under such Section or otherwise (including, without limitation, all certificates thereunder); provided, however, that if the Company is then subject to the reporting requirements under Section 13 or Section 15(d) of the Exchange Act, the delivery by the Company to such Purchaser or Subsequent Purchaser that is an Institutional Investor of a Quarterly Report on Form 10-Q, of an Annual Report on Form 10-K or current reports on Form 8-K or any successor forms within the time periods above described shall satisfy the requirements of this clause (i), (ii) subject to Section 8.2, the financial and other information, certificates and notices required to be delivered by the Company to the Agent and the Lenders pursuant to paragraphs (a) (and such auditors' certificate(s) shall be addressed to the Holders of the Notes and cover compliance with and Defaults or Events of Default under the Notes rather than the Credit Agreement), (d), (e), (f) and (g) of Section 6.2 and Section 6.7 of the Credit Agreement as in effect on the date hereof whether or not so delivered (or any additional information delivered to any agent or lenders under a credit facility or other agreement) no later than the times such information, certificate or notice is furnished or required to be furnished under such Sections or otherwise (including, without limitation, all certificates and notices thereunder), (iii) within 100 days after the end of the fiscal year of the Company and within 50 days after the end of each of the first three quarterly periods of each fiscal year of the Company, a compliance certificate signed by a Responsible Officer (x) stating that, to the best of such officer's knowledge, no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Company proposes to take with respect thereto, and (y) setting forth in reasonable detail the calculations required to determine the Total Debt to EBITDA Ratio, and (iv) promptly, such additional financial and other information as each Purchaser or Subsequent Purchaser that is an Institutional Investor may from time to time reasonably request.

          (b) As soon as possible and in any event within five days after the occurrence thereof, the Company shall give notice to the Holders of the Notes of any Default or Event of Default.

     2.2. Additional Covenants. The Company agrees that it will perform, comply with and be bound by the agreements, covenants and obligations contained in Sections 6.4 (Conduct of Business and Maintenance of Existence), 6.5 (Maintenance of Property; Insurance), and 6.11 (Year 2000 Compliance) of the Credit Agreement as in effect on the date hereof, and such Sections are hereby incorporated by reference herein, provided, however, that for purposes of this Section 2.2:

          (a) all references therein to the "Borrower" shall be deemed to be references to "the Company";

          (b) all references therein to the "Lender" or "Lenders" or the "Agent" shall be deemed to be references to the "Holder" or "Holders";

          (c) all references therein to the "Closing Date" shall be deemed to be references to "the date hereof"; and

          (d) the definitions of "Affiliated Providers," "Contractual Obligations," "Material Adverse Effect," "Requirements of Law," and "Year 2000 Compliant" of the Credit Agreement as in effect on the date hereof are incorporated by reference.

     2.3. Preparation of Indenture; Registration Rights; Cooperation.
          ----------------------------------------------------------

          At any time after the 90th day following the Second Closing Termination Date, upon the request of Holders holding Notes in an aggregate principal amount of $4.0 million or more, the Company will at its expense, as promptly as is reasonably possible:

          (a) Execute and deliver to a bank or trust company satisfactory to the majority of the Holders making the request an indenture (which shall be in such form (other than with respect to covenants and events of default and other matters covered hereby) customarily entered into by the Purchasers and their affiliates in connection with securities transactions similar to the purchase of the Notes) providing for the issuance of, and, subject to Section 2.3(b) and (c), will issue thereunder and deliver to the Holders in exchange for the Notes, a principal amount of debentures (the "Debentures") (in registered form) equal to the unpaid principal amount of the Notes and in such denominations as the Holders may specify. Such indenture and such Debentures shall, insofar as may be appropriate, respectively constitute the same Indebtedness as the Notes and embody the substance of all of the terms, covenants, conditions and provisions of the Notes, together with all customary provisions included in indentures related to, among other things, trustee duties and indemnities and informational requirements, and shall be in form satisfactory to the Holders and to their counsel. Such indenture shall comply with the Trust Indenture Act of 1939 (the "1939 Act"), as then in effect and be qualified under the 1939 Act if required;

          (b) enter into an Exchange and Registration Rights Agreement (which shall be in such form customarily entered into by the Purchasers and their affiliates in securities transactions similar to the purchase of the Notes) with the Holders with respect to the Notes (the "Exchange and Registration Rights Agreement"), pursuant to which the Company will agree to file with the Commission an exchange offer registration statement relating to an exchange of the Notes for the Debentures on the appropriate form under the Securities Act within 30 days after a request by such Holders and use its best efforts to cause the registration statement to be effective within 90 days after filing and cause the exchange offer to be consummated within 30 days after the effectiveness of the registration statement. Upon the effectiveness of such exchange offer registration statement, the Company will offer to the Holders of the Notes pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their Notes for such Debentures. The Exchange and Registration Rights Agreement will also provide that if (i) the Company is not required to file the exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy, (ii) any holder of Notes notifies the Company within the specified time period that (A) it is prohibited by law or Commission policy from participating in the exchange offer or (B) that it may not resell the Debentures acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, or (iii) upon the request of any Holder, the Company will file with the Commission a shelf registration statement pursuant to Rule 415 under the Securities Act to cover resales of the Notes by the Holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. The Company will use its best efforts to cause the applicable registration statement to be filed within 30 days after the requirement to file arises and be declared effective as promptly as possible by the Commission but no later than 90 days after filing; and

          (c) pursuant to the Exchange and Registration Rights Agreement,
(i) file an exchange offer registration statement and/or a prospectus with the Commission on or prior to 30 days after the date of such request by such Holders, (ii) use its best efforts to have the exchange offer registration statement declared effective and a final receipt issued for the prospectus by the Commission on or prior to 90 days after the date of such request by such Holder, (iii) unless the exchange offer would not be permitted by applicable law or Commission policy, commence the exchange offer and use its best efforts to issue on or prior to 30 business days after the date on which the exchange offer registration statement was declared effective by the Commission and the final receipt for the prospectus was issued, Debentures in exchange for all Notes tendered prior thereto in the exchange offer and (iv) if obligated to file the shelf registration statement, file the shelf registration statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the shelf registration to be declared effective by the Commission on or prior to 90 days after such obligation arises.

          (d) in connection with a resale pursuant to Rule 144A, Regulation S or other exemption from registration under the Securities Act (the "Private Placement") of the Notes prepare as promptly as practicable an offering memorandum or circular with respect to the Notes (the "Offering Memorandum," which term shall be deemed to include any preliminary or final Offering Memorandum related to the Notes), with such changes as such Holders may reasonably request. The term "Offering Memorandum" used herein shall include all information incorporated by reference into the Offering Memorandum. If requested by such Holders, a substantially finalized draft of the Offering Memorandum shall be made available to such Holders promptly after the 90th day following the Second Closing Termination Date. The Company shall thereafter update, revise and/or supplement the Offering Memorandum to comply with applicable Law and as reasonably requested by the Holders to enable the Holders or any Affiliates of the Holders to market the Notes to potential investors and for the Offering Memorandum to comply with applicable Requirements of Law. The Company shall use its best efforts to qualify the Notes for offering and sale under the applicable securities or blue sky laws of such jurisdictions as the Holders reasonably request. In connection with the Private Placement, at the request of any Holder of Notes, the Company shall enter into a Private Placement Agreement with respect to the Notes, containing such terms as shall be customary for transactions of the type contemplated by the Private Placement, including customary indemnification and representations and warranties, and agree to deliver all opinions and comfort letters reasonably requested by the Holders or the purchasers of the Notes.

          Any breach of any of the provisions of clauses (b), (c) and (d) of this Section 2.3 or any "Registration Default" under the Exchange and Registration Rights Agreement shall constitute a "Registration Default" hereunder.

          Notwithstanding any provision to the contrary in this Section 2.3, the Company shall not be required (i) to file more than one exchange offer registration statement and one shelf registration statement in accordance with clauses (b) and (c) above, (ii) to update, revise and/or supplement the Offering Memorandum, or enter into more than two Private Placement Agreements, after the Holders of the Notes have requested two Offering Memorandums and have completed two Private Placements in accordance with clause (d) above.

     2.4. Cooperation. (a) In connection with the preparation of the Offering Memorandum and during any period that the Notes are marketed pursuant thereto, the Company shall provide to any placement agent or underwriter participating in any Private Placement such information as is customarily provided to such persons in transactions of the type contemplated by the Private Placement.

          (b) The Company shall take all other actions as the Holders, or the placement agents or underwriters participating in such offering and sale may reasonably request in order to expedite or facilitate such offering and sale of the Notes, including providing reasonable availability of appropriate members of senior management and other employees of the Company to provide customary due diligence assistance in connection with such offering, participate in the preparation of any offering documents and to participate in customary "road show" presentations or investor conference calls in connection with any offering of the Notes.

          (c) The Company shall make available, upon request, to any Holder of or prospective purchasers of the Notes the information specified in Rule 144A(d)(4), unless the Company furnishes information to the SEC pursuant to
Section 13 or 15(d) of the Exchange Act.

     2.5. Further Assurances.
          ------------------

          Upon the request of any Holder, the Company shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents, instruments and agreements which are necessary or reasonably advisable to carry out the provisions and purposes of the Notes.

                               SECTION THREE

                             NEGATIVE COVENANTS
                             ------------------

          The Company hereby covenants and agrees with each Holder that until the principal amount of (and premium, if any, on) all the Notes, and all interest, Special Interest and other obligations hereunder in respect thereof, shall have been paid in full:

     3.1. Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of its obligations under the Notes, and the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Purchasers, but shall suffer and permit the execution of every such power as though no such law has been enacted.

     3.2. Incurrence of Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except for:

          (a) Indebtedness permitted under clauses (b) through (g) and (i),
     (j) and (k) under Section 7.2 of the Credit Agreement as in effect on the date hereof;

          (b) Indebtedness of the Company under the Notes;

          (c) Indebtedness of the Company under the Credit Agreement not to exceed $230 million at any one time outstanding minus the amount of any payments which permanently reduce the amount available under the Credit Agreement, and any refinancings, refundings, replacements, renewals or extension thereof;

          (d) Indebtedness outstanding on the date hereof and listed on
     Schedule 3.21 of the Securities Purchase Agreement, and any refinancings, refundings, renewals or extension thereof; provided that
     (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension and (ii) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness,
     (A) such new Indebtedness is made subordinated to the Notes at least to the same extent as the Indebtedness being refinanced and (B) such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness; and

          (e) unsecured Subordinated Indebtedness which for purposes of this Section 3.2(e) shall include all unsecured Indebtedness that constitutes Deferred Purchase Price and the payment of the principal of and interest on which and other obligations of the Company in respect thereof are otherwise subordinated to the prior payment in full of the principal of and interest (including post-petition interest) on the Notes and all other Obligations on terms and conditions at least as favorable to the Holders of the Notes as the terms and conditions of the subordination of the Notes to the Senior Indebtedness;

          (f) senior notes ranking pari passu with Indebtedness under the Credit Agreement and secured by the collateral secured pursuant to the Credit Agreement; provided that the aggregate amount of Indebtedness of the Company outstanding pursuant to clause (c) above and this clause (f) shall not exceed at any one time the aggregate amount of Indebtedness permitted by clause (c) above;

provided, however, that (i) the Company shall not create, incur, assume or suffer to exist any Indebtedness after the date hereof if such additional Indebtedness would cause the ratio of (x) Total Debt (less Restricted Cash) to (y) Consolidated EBITDA for the period consisting of the four consecutive fiscal quarters for which completed financial statements of the Company are available ending on, or most recently preceding, the date of determination, to be greater than 4.25 to 1.00 (the "Total Debt to EBITDA Ratio"), and (ii) notwithstanding the foregoing, the Company shall not and shall not permit any of its Subsidiaries to incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both (i) subordinate or junior in right of payment to any Senior Indebtedness and
(ii) senior in right of payment to the Notes.

     3.3. Limitation on Liens. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for Liens permitted by
Section 7.3 of the Credit Agreement as in effect on the date hereof,
Section 3.2(f) hereof, or as set forth on Schedule 3.3 hereto, or as may be incurred or created in connection with any amendment, restatement, refinancing, replacement, extension, or modification of the Credit Agreement (provided that the aggregate principal amount of the Indebtedness of the Company under the Credit Agreement shall not exceed the amount permitted under Section 3.2(c) hereof).

     3.4. Limitation on Fundamental Changes. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, unless (i) such transaction is permitted by Section 7.5 of the Credit Agreement as in effect on the date hereof, or (ii) (A) the Company is the surviving corporation, (B) immediately after such transaction no Default or Event of Default exists,
(C) the Company will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Debt to EBITDA Ratio set forth in Section 3.2, and (D) the Company shall have delivered to the Holders an Officer's Certificate signed by a Responsible Officer and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if an assumption agreement is required in connection with such transaction, such assumption agreement, comply with the applicable provisions of the Notes and that all conditions precedent set forth in the Notes relating to such transaction have been satisfied.

     3.5. Limitation on Sale of Assets. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than the Company or any Wholly Owned Subsidiary of the Company, except (i) as permitted by Section 7.6 of the Credit Agreement as in effect on the date hereof and (ii) any sale or other disposition to a Physician Group in connection with the Company's termination of a business relationship with such Physician Group.

     3.6. Limitation on Restricted Payments. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare or pay any dividend (other than dividends payable solely in Capital Stock of the Company) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of it Subsidiaries, except:

               (a) any Subsidiary may declare and pay dividends to the Company or a Wholly Owned Subsidiary;

               (b) the Company may repurchase, redeem or otherwise acquire for value any Capital Stock of the Company held by employees of the Company or any of its Subsidiaries pursuant to any employee equity subscription agreement, stock option agreement or stock ownership arrangement, provided that (i) the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock during any fiscal year of the Company shall not exceed $1,000,000 and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

               (c) the redemption or repurchase by the Company of its Common Stock, provided that (i) any Common Stock so redeemed or repurchased must be held by the Company as treasury stock or reissued as a portion of the consideration for Permitted Physician Transactions, (ii) any such stock held in treasury may not be canceled, (iii) the aggregate amount paid for the redemption or repurchase or any such stock held in treasury by the Company at any particular time shall not exceed $5,000,000 and (iv) no Common Stock of the Company may be redeemed or repurchased if a Default or Event of Default shall have occurred and be continuing or would result therefrom.

     3.7. Limitation on Investments, Loans and Advances. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, or guarantee an obligation of, any Person (an "Investment"), except (i) as permitted by clauses (a), (b), and (f) through
(k) and (m) of Section 7.8 of the Credit Agreement as in effect on the date hereof, and (ii) Investments in any line of business permitted under
Section 3.12, provided that no such Investment or series of related Investments exceeds $15 million and the aggregate amount of all such Investments during any twelve month period after January 13, 2000 does not exceed $40 million; provided, however, that if at any time the Purchasers and their Affiliates own less than $8 million in aggregate principal amount of Notes, then for purposes of this clause (ii) no such Investment or series of related Investments shall exceed $20 million and the aggregate amount of all such Investments during any twelve month period after January 13, 2000 shall not exceed $50 million (all of clause (ii) being defined as the "Permitted Investment Funds") and (iii) the Investments set forth on
Schedule 3.7 hereto.

     3.8. Limitation on Optional Payments and Modifications of Debt Instruments. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (a) make any optional payment or prepayment of principal of or any redemption, purchase or defeasance of any Indebtedness other than Senior Indebtedness, Reimbursement Obligations and the Notes, (b) make any payment of principal of or interest on or any other amount with respect to any Subordinated Indebtedness if any Default or Event of Default shall have occurred and be continuing, or would result therefrom, (c) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms relating to any Subordinated Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon) or (d) amend the subordination provisions contained in the Subordinated Indebtedness Documentation.

     3.9. Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (an "Affiliate Transaction") unless such transaction is (a) permitted by Section 7.11 of the Credit Agreement as in effect on the date hereof and (b) otherwise permitted by the terms of the Notes; provided, however, that the Company delivers to the Holders with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board set forth in an Officers' Certificate signed by a Responsible Officer certifying that such Affiliate Transaction complies with clauses (a) and (b) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board; provided, however, that the following shall not be deemed to be Affiliate Transactions: (1) transactions between or among the Company and/or its Wholly Owned Subsidiaries, (2) the transactions contemplated by the Securities Purchase Agreement, and (3) the payment of reasonable and customary regular fees to, and indemnity provided on behalf of, officers, directors and employees of the Company or any Subsidiary of the Company.

     3.10. Limitation on Sales and Leasebacks. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary, except the sale and leaseback of equipment in the ordinary course of business where the Company or a Subsidiary (a) transfers to such Person its right to purchase such equipment within ninety days after the Company or such Subsidiary has entered into an agreement to purchase such equipment and (b) lease the equipment from such Person.

     3.11. Limitation on Restricted Actions. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock, (b) pay any Indebtedness or other obligation owed to the Company or any other Subsidiary, (c) make loans or advances to the Company or any other Subsidiary, (d) sell, lease or transfer any of its properties or assets to the Company or any other Subsidiary, except as permitted by the Credit Agreement and documents executed thereunder or pursuant thereto, each as in effect on the date hereof, or any such encumbrances or restrictions contained in the Credit Agreement (including any replacements or refinancings thereof) and documents executed thereunder or related thereto after the date hereof which are not materially more onerous to the Holders of the Notes than those contained in the Credit Agreement and documents executed thereunder or related thereto as in effect on the date hereof.

     3.12. Limitation on Lines of Business. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any business, either directly or through any subsidiary or joint venture or similar arrangement, except for those businesses in which the Company and its Subsidiaries are engaged on the date hereof or which are reasonably related, incidental, or ancillary thereto.

     3.13. Limitations on Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, acquire by purchase or otherwise all or a substantial part of the business or assets of, or Capital Stock or other evidences of beneficial ownership of, or any line of business or division of, any Person, other than acquisitions made by the Company or any of its Subsidiaries using the Permitted Investment Funds in compliance with Section 3.7(ii).

     3.14. Limitation on Modification of Other Agreements; Refinancings.
(a) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, modify, terminate, amend, supplement, or waive, or permit any modification, termination, amendment, supplement or waiver of
(i) any Material Contract (other than the Credit Agreement and the documents executed thereunder or pursuant thereto (subject to clause (b) below)), (ii) the certificate of incorporation or bylaws (or analogous constitutional documents) of the Company or any Subsidiary or (iii) any Health Care Permit, if any of the same, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (b) Notwithstanding the provisions of Section 3.14(a), the Company shall not, directly or indirectly, without the consent of the Holders of a majority of the aggregate principal amount of Notes then outstanding, (i) make the Term Loan Election pursuant to Section 2.4 of the Credit Agreement as in effect on the date hereof, or extend the Revolving Credit Termination Date, unless the Credit Agreement is amended to permit the Company to perform all of its obligations pursuant to the Notes (including, without limitation, the Company's obligations pursuant to Section 4.3), or (ii) enter into any agreement (including, without limitation, an agreement relating to a refinancing of the Indebtedness under the Credit Agreement), or modify, terminate, amend, supplement, or waive, or permit any modification, termination, amendment, supplement or waiver of any existing agreement, which agreement or modification, termination, amendment, supplement or waiver restricts in any way the Company's ability to perform all of its obligations pursuant to the Notes (including, without limitation, the Company's obligations pursuant to Section 4.3).

     3.15. Additional Covenants. The Company shall, and shall cause its Subsidiaries to, comply with the covenants set forth in Sections 7.18 (Health Care Permits and Approvals) and 7.19 (Fraud and Abuse) set forth in the Credit Agreement as in effect as of the date hereof, and such Sections are hereby incorporated by reference, provided, however, that for purposes of this Note:

          (a) all references therein to the "Borrower" shall be deemed to be references to "the Company";

          (b) all references therein to the "Lender" or "Lenders" shall be deemed to be references to the "Purchaser" or "Purchasers";

          (c) the definitions of "Affiliated Provider" and "Governmental Program" of the Credit Agreement as in effect on the date hereof are incorporated by reference.

     3.16. Payments for Consents. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes in consideration for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Notes unless such consideration is concurrently offered to be paid or is concurrently paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     3.17. Successor Company Substituted. Upon any consolidation of the Company with, or merger of the Company into, any other Person or any transfer, conveyance, sale, lease or other disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole in one or more related transactions in accordance with Section 3.4, the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes with the same effect as if such Successor Company had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Company shall be relieved of all obligations and covenants under the Notes (other than in a transaction that results in the transfer of assets constituting or accounting for less than 95% of the consolidated assets (as of the last balance sheet available to the Company) of the Company or less than 95% of the consolidated revenue of the Company (as of the last 12-month period for which financial statements are available)).

                                SECTION FOUR

                            PREPAYMENT OF NOTES
                            -------------------

     4.1. Offer to Repurchase Upon Change of Control. (a) Upon the occurrence of a Change of Control, the Company shall make an offer (a "Change of Control Offer") to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder's Notes at an offer price in cash equal to 101% of the principal amount thereof as of the Change of Control Payment Date, plus accrued and unpaid interest and Special Interest thereon, if any, until the Change of Control Payment Date (the "Change of Control Payment"). The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control, and the Company shall not be in violation of the Notes by reason of any act required by such rule or other applicable law.

          (b) Within 25 days following any Change of Control, the Company shall mail a notice to each Holder stating:

               (i) that the Change of Control Offer is being made pursuant to this Section 4.1 and that all Notes tendered will be accepted for payment;

               (ii) the purchase price and the purchase date, which shall be at least 30 but no more than 60 days from the date on which the Company mails notice of the Change of Control (the "Change of Control Payment Date");

               (iii) that any Notes not tendered will continue to accrue interest;

               (iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

               (v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" attached as Exhibit A hereto completed, to the Company or its designated agent for such purpose, at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

               (vi) that Holders will be entitled to withdraw their election if the Company or its designated agent for such purpose, receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

               (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

          (c) On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer and (ii) deposit with the Paying Agent (such Paying Agent having been appointed by the Company prior to the Change of Control Payment Date) an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered. The Company shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Company shall promptly execute and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     4.2. Redemption by the Company. (a) At any time from March 31, 2001 until September 30, 2001, all of the outstanding Notes shall be redeemable at the option of Company on not less than 30 nor more than 60 days' prior notice, at a purchase price in cash equal to 101% of the outstanding principal amount thereof plus all accrued and unpaid interest thereon, including accrued and unpaid Special Interest, if any.

          (b) Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed, at his address appearing in the Security Register. Notice of redemption of Notes to be redeemed at the election of the Company shall be given by and at the expense of the Company.

          (c) If notice of redemption shall have been given as provided above, all of the outstanding Notes shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price and any applicable accrued interest and Special Interest) none of the Notes shall bear interest. Upon surrender of the Notes for redemption in accordance with said notice, the Notes shall be paid by the Company at the Redemption Price, together with any applicable accrued interest and Special Interest to the Redemption Date; provided, however, that installments of interest or Special Interest with a Stated Maturity on or prior to the Redemption Date shall be payable to the Holders of the Notes, or one or more Predecessor Notes, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of this Note. If any Note shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate provided by the Note.

     4.3. Redemption by the Holder. (a) At any time on or after March 31, 2002, each Holder shall have the right to require that the Company redeem all or any portion of such Holder's Notes upon 30 days' prior written notice to the Company at a purchase price in cash equal to 100% of the outstanding principal amount thereof plus all accrued and unpaid interest thereon, including accrued and unpaid Special Interest, if any.

          (b) If notice of redemption shall have been given as provided above, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price and any applicable accrued interest and Special Interest) such Notes shall not bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price, together with any applicable accrued interest and Special Interest to the Redemption Date; provided, however, that installments of interest or Special Interest with a Stated Maturity on or prior to the Redemption Date shall be payable to the Holders of such Notes, or one or more Predecessor Notes, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of this Note. If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate provided by the Note.

          (c) Any Note which is to be redeemed only in part shall be surrendered at the principal offices of the Company (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or his attorney duly authorized in writing), and the Company shall execute and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

                                SECTION FIVE

                             EVENTS OF DEFAULT
                             -----------------

     5.1. Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

          (a) the Company defaults in the payment when due of interest or Special Interest, if any, on the Notes and such default continues for a period of 30 days;

          (b) the Company defaults in the payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at its Maturity;

          (c) the Company fails to comply with any of the provisions of Sections 3.4 or 3.5 or Section Four hereof, or Section 5.9 of the
Securities Purchase Agreement;

          (d) the Company fails to observe or perform any other covenant or other agreement contained in the Notes or any of the other Transaction Documents and such failure continues for a period of 30 days (i) after notice of such Default or Event of Default is given by the Company to the Holders pursuant to Section 2.1(b) or (ii) after the Company fails to give the notice of such Default or Event of Default to the Holders as required by Section 2.1(b);

          (e) any representation, warranty, certification or statement made or deemed to have been made by or on behalf of the Company or any Subsidiary of the Company or by any officer of the Company or any Subsidiary of the Company in respect of any Transaction Document or in any statement or certificate at any time given by or on behalf of the Company or any of its Subsidiaries or by any officer of the Company or any of its Subsidiaries in writing pursuant hereto or in connection herewith or therewith shall be false in any material respect on the date as of which made;

          (f) a default occurs under any credit facility, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Subsidiaries (or payment of which is Guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after January 13, 2000, which default (i) constitutes a failure to pay any portion of the principal of or premium, if any, or interest on such Indebtedness when due and payable after the expiration of any applicable grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (ii) shall have resulted in such Indebtedness being accelerated or otherwise becoming or being declared due and payable prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $7.5 million or more;

          (g) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments remain unpaid and undischarged for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $7.5 million;

          (h) any holder or holders of at least $7.5 million in aggregate principal amount of Indebtedness of the Company or any Subsidiary after a default under such Indebtedness shall notify the Company or any other Person of the intended sale or disposition of any assets of the Company or and of its Subsidiaries that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceeding or take any action (including by way of set-off), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of the Company or any of its Subsidiaries (including funds on deposit or held pursuant to lock-box and other similar arrangements);

          (i) any of the events set forth in clauses (g) or (l) of Section 8 of the Credit Agreement as in effect as of the date hereof shall have occurred; provided that for purposes of this Section 5.1(i), (i) the number "$5,000,000" appearing at the end of clause (g) of the Credit Agreement as in effect on the date hereof shall be replaced by "$7,500,000" and (ii) the reference to "15%" appearing in clause (l) of the Credit Agreement as in effect on this date hereof shall be replaced by "17.5%" and the words "for cash" in clause (l)(i) of the Credit Agreement as in effect on the date hereof shall be deleted;

          (j) (i) the Company or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets or the Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty days; or (iii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all of any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged or stayed or bonded pending appeal within sixty days from the entry thereof; or (iv) the Company or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Company or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

     5.2. Remedies. If an Event of Default (other than an Event of Default specified in Section 5.1(j)) occurs and is continuing, then and in every such case Holders holding Notes in an aggregate principal amount of $4.0 million or more may declare the principal of and any accrued interest and Special Interest, if any, on all of the Notes to be due and payable immediately, by a notice in writing to the Company and the holders of the Designated Senior Indebtedness of which the Holders are aware, and upon any such declaration such principal and any accrued interest and Special Interest, if any, shall become immediately due and payable. If an Event of Default specified in Section 5.1(j) occurs and is continuing, the principal of and any accrued interest and Special Interest, if any, on the outstanding Notes shall automatically, and without any declaration or other action on the part of any Holder, become immediately due and payable.

          At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, the Holders of a majority of the aggregate principal amount of Notes then outstanding, by written notice to the Company, may rescind and annul such declaration and its consequences if the Company has paid a sum sufficient to pay

               (a) all overdue interest and Special Interest on all Notes;

               (b) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration (including any Notes required to have been purchased pursuant to Section 4 hereunder) and any interest, Special Interest and overdue interest thereon at the rate borne by the Notes; and

               (c) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue Special Interest at the rate provided therefor in the Notes.

                                SECTION SIX

                           SUBORDINATION OF NOTES
                           ----------------------

     6.1. Notes Subordinate to Senior Indebtedness. The Company covenants and agrees, and each Holder of a Note, by its acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section Six, the payment of the principal of (and premium, if any), and interest and any Special Interest on, each and all of the Notes are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company. The provisions of this Section Six shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by a holder of Senior Indebtedness upon any Proceeding or otherwise, all as though such payment had not been made.

     6.2. Payment Over of Proceeds Upon Dissolution, Etc. In the event of
(a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company, then and in any such event specified in clause (a), (b) or (c) above (each such event, if any, herein sometimes referred to as a "Proceeding") the holders of Senior Indebtedness shall be entitled to receive or retain payment in full in cash or Cash Equivalents or as otherwise agreed to by the holders of Senior Indebtedness all amounts due or to become due on or in respect of all Senior Indebtedness, before the Holders of the Notes are entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities, on account of principal of (or premium, if any) or interest or any Special Interest on or other obligations (including, without limitation, indemnities and claims for damages) in respect of the Notes (including any interest accruing on or after the filing of any Proceeding relating to the Company, whether or not allowed in such Proceeding) or on account of any purchase or other acquisition of Notes by the Company or any Subsidiary of the Company (other than a payment or distribution in the form of Permitted Junior Securities) (all such payments, distributions, purchases and acquisitions herein referred to, individually and collectively, as a "Notes Payment"), and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any Notes Payment which may be payable or deliverable in respect of the Notes in any such Proceeding.

          In the event that, notwithstanding the foregoing provisions of this Section 6.2, the Holder of any Note shall have received any Notes Payment before all Senior Indebtedness of the Company is paid in full, then and in such event such Notes Payment shall be held in trust by such Holder as property of the holders of the Senior Indebtedness and shall be paid over or delivered forthwith to the holders of Senior Indebtedness or their representative for the application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay the Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

          The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer of all or substantially all of its properties and assets as an entirety to another Person upon the terms and conditions set forth in Section 3.4 shall not be deemed a Proceeding for the purposes of this Section 6.2 if the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer such properties and assets, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, complies with the conditions set forth in Section 3.4.

     6.3. No Payment When Senior Indebtedness in Default. In the event that any Senior Payment Default (as defined below) shall have occurred and be continuing, then no Notes Payment shall be made unless and until such Senior Payment Default shall have been cured or waived or shall have ceased to exist or all amounts then due and payable in respect of Senior Indebtedness shall have been paid in full. "Senior Payment Default" means any default in the payment of principal of (or premium, if any) or interest on Designated Senior Indebtedness when due, whether at the due date of any such payment or by declaration of acceleration or call for redemption or mandatory prepayment.

          Upon the occurrence of a Senior Nonmonetary Default and receipt of written notice by the Company and each Holder listed in the Security Register (and the holders of Senior Indebtedness may rely on the Security Register for its accuracy) and the indenture trustee if the Notes are issued pursuant to an Indenture of the occurrence of such Senior Nonmonetary Default from any holder of Designated Senior Indebtedness (or any trustee, agent or other representative for such holder) which is the subject of such Senior Nonmonetary Default, no payments on account of principal of, premium, if any, or Notes Payment may be made during a period (the "Payment Blockage Period") commencing on the date of the receipt by the Company of such notice and ending the earlier of (i) the date on which the holders of Designated Senior Indebtedness (or the trustee, agent or other representative of such holders) shall have given written notice to the Company stating that such Senior Nonmonetary Default has been cured or waived or has ceased to exist or all Designated Senior Indebtedness which was the subject of such Senior Nonmonetary Default has been paid in full and (ii) the 179th day after the date of the receipt of such notice. No Senior Nonmonetary Default that existed or was continuing on the date of the commencement of a Payment Blockage Period may be made the basis of the commencement of a subsequent Payment Blockage Period whether or not within a period of 360 consecutive days, unless such Senior Nonmonetary Default shall have been cured for a period of not less than 90 consecutive days. In any event, notwithstanding the foregoing, no more than one Payment Blockage Period may be commenced during any 365-day period and there shall be a period of at least 186 days during each 365-day period when no Payment Blockage Period is in effect. "Senior Nonmonetary Default" means the occurrence or existence and continuance of an event of default with respect to Senior Indebtedness, other than a Senior Payment Default, that permits the holders of the Designated Senior Indebtedness (or a trustee or other agent on behalf of the holders thereof) then to declare such Designated Senior Indebtedness due and payable immediately prior to the date on which it would otherwise become due and payable.

          The failure to make any payment on the Notes by reason of the provisions of this Section 6.3 will not be construed as preventing the occurrence of an Event of Default with respect to the Notes arising from any such failure to make payment and during the periods covered by this
Section 6.3, the Holders of the Notes may accelerate the payments due on their Notes or take any other actions or seek any other remedies. Upon termination of any period of Payment Blockage Period the Company shall resume making any and all required payments in respect of the Notes, including any missed payments and shall immediately make all missed payments.

          In the event that, notwithstanding the foregoing, the Company shall make any Notes Payment to any Holder prohibited by the foregoing provisions of this Section 6.3, then and in such event such Notes Payment shall be paid over and delivered forthwith to the holders of the Senior Indebtedness of the Company in the same form received and, until so turned over, the same shall be held in trust by such Holder as the property of the holders of the Senior Indebtedness.

          The provisions of this Section 6.3 shall not apply to any Notes Payment with respect to which Section 6.2 would be applicable.

     6.4. Payment Permitted If No Default. Nothing contained in this Section Six or elsewhere in the Notes shall prevent the Company, at any time except during the pendency of any Proceeding referred to in Section
6.2 or under the conditions described in Section 6.3, from making Notes
Payments.

     6.5. Subrogation to Rights of Holders of Senior Indebtedness. Only after the payment in full of all amounts due or to become due on or in respect of Senior Indebtedness of the Company and the termination of all commitments in respect thereof, the Holders of the Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to such Senior Indebtedness until the principal of (and premium, if any) and interest and any Special Interest on the Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of the Company of any cash, property or securities to which the Holders of the Notes would be entitled except for the provisions of this Section Six, and no payments over pursuant to the provisions of this Section Six to the holders of Senior Indebtedness by Holders of the Notes, shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness of the Company.

     6.6. Provisions Solely to Define Relative Rights. The provisions of this Section Six are and are intended solely for the purpose of defining the relative rights of the Holders on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section Six or elsewhere in the Notes is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional (and which, subject to the rights under this Section Six of the holders of Senior Indebtedness, is intended to rank equally with all other general unsecured obligations of the Company), to pay to the Holders of the Notes the principal of (and premium, if any) and interest and any Special Interest on the Notes as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the Holders of the Notes and creditors of the Company other than the holders of Senior Indebtedness; or (c) prevent the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under the Notes, subject to the rights, if any, under this Section Six of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to such Holder.

     6.7. Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets or securities of the Company referred to in this Section Six, the Holders of the Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such Proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Holders of Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section Six.

     6.8. Reliance by Holders of Senior Indebtedness on Subordination Provisions. Each Holder of a Note, by accepting such Note, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Note, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness, and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness. The provisions of this Section Six shall not be amended or modified without the prior written consent of the holders of the Senior Indebtedness.

                               SECTION SEVEN

                                DEFINITIONS
                                -----------

     7.1. Definitions. As used herein, the following terms shall have the meanings specified herein unless the context otherwise requires:

          "Affiliate" means as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person or is a director or officer of such Person.

          "Affiliate Transaction" shall have the meaning ascribed thereto in Section 3.9.

          "Agent" shall have the meaning ascribed thereto in the Credit Agreement as in effect on the date hereof.

          "Average Life to Stated Maturity" shall mean, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments.

          "Board" means the Board of Directors of the Company, or any authorized committee of such Board of Directors.

          "Business Day" means any day other than a Legal Holiday.

          "Capital Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of the Notes, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

          "Capital Stock" shall have the meaning ascribed thereto in the Credit Agreement as in effect on the date hereof.

          "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) in each case maturing within one year after the date of acquisition, (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Ratings Group or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the acquisition and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

          "Change of Control" means the occurrence of any of the following:
(i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole to any Person (as such term is used in Section 13(d)(3) of the Exchange Act), other than the Purchasers or their Affiliates, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction or other event (including, without limitation, any merger or consolidation) the result of which is that any "Person" or "Group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Purchasers and their Affiliates) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 45% of the voting stock of the Company, or (iv) the first day on which a majority of the members of the Board are not Continuing Directors.

          "Change of Control Offer" shall have the meaning ascribed thereto in Section 4.1.

          "Change of Control Payment" shall have the meaning ascribed thereto in Section 4.1.

          "Change of Control Payment Date" shall have the meaning ascribed thereto in Section 4.1.

          "Common Stock" shall mean the Company's common stock, par value $0.01 per share.

          "Commission" means the Securities and Exchange Commission.

          "Company" shall have the meaning ascribed thereto in the preamble to the Note.

          "consolidated", when used with reference to any financial term in this Note (but not when used with respect to any tax return or tax liability), means the aggregate for two or more Persons of the amounts signified by such term for all such Persons, with inter-company items eliminated and, with respect to net income or earnings, after eliminating the portion of net income or earnings properly attributable to minority interests, if any, in the capital stock of any such Person or attributable to shares of preferred stock of any such Person not owned by any other such Person, in accordance with GAAP.

          "Consolidated EBITDA" shall have the meaning ascribed thereto in the Credit Agreement as in effect as of the date hereof.

          "Continuing Directors" means, as of any date of determination, any member of the Board of the Company who (i) was a member of such Board as of January 13, 2000 or (ii) was nominated for election or elected to such Board with the approval, recommendation or endorsement of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

          "Credit Agreement" shall mean the Credit Agreement dated as of December 17, 1998, among the Company, the Lenders referred to therein and Bank of America, N.A. as Agent and Banc of America Securities, LLC, as Arranger, and as amended by the First Amendment to Credit Agreement, dated as of December 31, 1998, the Amended and Restated Credit Agreement and First Amendment to Guarantee and Collateral Agreement, dated as of June 29, 1999, the First Amendment to Amended and Restated Credit Agreement dated as of November 9, 1999 and the Consent and Second Amendment to Amended and Restated Credit Agreement, dated as of November 12, 1999, all as amended, modified, renewed, refunded, restated, replaced or refinanced from time to time.

          "Debentures" shall have the meaning ascribed thereto in Section
2.3(a).

          "Default" shall means any Event of Default, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Deferred Purchase Price" shall mean a deferred purchase price owed by the Company (and not a Subsidiary), that arises in connection with
(a) an Investment permitted under Section 3.7 hereof, or (b) any other Investment or other acquisition that is approved in writing in advance by a majority of the Holders, and where (i) the obligation to pay the deferred purchase price arises pursuant to an instrument or agreement other than a promissory note, and (ii) the deferred purchase price is to be amortized on a straight line basis over a period of at least two years, whether such amoritization consists of quarterly, annual, or semi-annual. Deferred Purchase Price does not include the portion of the purchase price in an acquisition that is retained by the Company (exclusive of amounts in escrow) as a holdback pending verification of financial information relevant to calculating the acquisition price.

          "Designated Senior Indebtedness" shall mean (i) the obligations of the Company under the Credit Agreement and (ii) any other Senior Indebtedness of the Company (other than to an Affiliate of the Company) permitted under the Notes the principal amount outstanding is at least $25.0 million or more and that has been designated by the Company as Designated Senior Indebtedness.

          "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof in any one or more circumstances, in whole or in part, on or prior to the date that is 91 days after the Stated Maturity of the Notes.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "Event of Default" shall have the meaning ascribed thereto in
Section 5.1.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange and Registration Rights Agreement" shall have the meaning ascribed thereto in Section 2.3(b).

          "Existing Subordinated Indebtedness" shall mean all Indebtedness of the Company and its Subsidiaries that, as of January 13, 2000, is subordinated to the prior payment in full of the Obligations.

          "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

          "GSCP" shall have the meaning ascribed thereto in the preamble.

          "GSCP Affiliates" shall have the meaning ascribed thereto in the preamble.

          "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

          "Guarantee Obligation" means as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital, equity capital, earnings or other financial performance of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

          "Health Care Permit" shall have the meaning ascribed thereto in the Credit Agreement as in effect on the date hereof.

          "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

          "Holder" means a Person in whose name a Note is registered on the Security Register.

          "Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person for the deferred purchase price of property or services (excluding trade accounts payable not more than ninety days past due incurred in the ordinary course of business, but including commitments or obligations to advance or fund premiums on split-dollar life insurance policies), (e) all obligations of such Person secured by any Lien on any property or asset owned by such Person, whether or not the obligations of such Person secured thereby shall have been assumed, (f) all Capital Lease Obligations of such Person, (g) all obligations of such Person in respect of letters of credit, bankers' acceptances and similar instruments, (h) all obligations of such Person under Hedging Obligations, (i) any "withdrawal liability" of such Person as such term is defined under Part I of Subtitle E of Title IV of ERISA, (j) the principal portion of all obligations of such Person under any Synthetic Lease, (k) all Guarantee Obligations of such Person, (l) all Redeemable Securities of such Person, (m) at any date of determination, all obligations or commitments of such Person to make or fund advances or payments with respect to Program Loans during the twelve month period following such date and (n) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any Subsidiary or partnership or unincorporated joint venture in which such Person is a general partner or joint venturer.

          "Initial Interest Payment" shall have the meaning ascribed thereto in Section 1.1(a).

          "Initial Subsequent Purchasers" shall mean the first three Subsequent Purchasers.

          "Institutional Investor" means (a) any original purchaser of a Note and any transferee that is an Affiliate of any original purchaser, (b) any holder of a Note holding more than 25% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company or investment fund, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form organized under the laws of the United States or a State thereof, with capital and surplus in excess of $50,000,000, and (d) any Person that is a "qualified institutional buyer" within the meaning of Rule 144A.

          "Interest Payment Date" shall have the meaning ascribed thereto in Section 1.1(b).

          "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If any payment date in respect of the Notes is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

          "Lender" and "Lenders" shall have the meaning ascribed thereto in the Credit Agreement as in effect on the date hereof.

          "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, levy, execution, seizure, attachment, garnishment, security interest or other encumbrance or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing and any Synthetic Lease).

          "Loans" shall have the meaning ascribed thereto in the Credit Agreement as in effect as of the date hereof.

          "Material Adverse Effect" shall have the meaning ascribed thereto in the Credit Agreement as in effect on the date hereof.

          "Material Contract" shall have the meaning ascribed thereto in the Credit Agreement as in effect on the date hereof.

          "Maturity", when used with respect to any Note, means the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise (including in connection with any offer to purchase that the Notes require the Company to make).

          "1939 Act" shall have the meaning ascribed thereto in Section
2.3(a).

          "Non-Private Transaction" shall mean (i) any sale or transfer of Notes to any Subsequent Purchaser other than the Initial Subsequent Purchasers or (ii) any sale or transfer of Notes by any Person other than the Purchasers or their Affiliates.

          "Notes" shall have the meaning ascribed thereto in the preamble.

          "Notes Payment" shall have the meaning ascribed thereto in
Section 6.2.

          "Obligations" means all present and future indebtedness, obligations and liabilities of every type and description of the Company or any of its Subsidiaries at any time arising under or in connection with the Notes or the Exchange and Registration Rights Agreement, whether fixed or contingent, due or to become due to the Holders and shall include all liability for principal of, interest and Special Interest, if any, (including post-petition interest) on the Notes.

          "Offering Memorandum" shall have the meaning ascribed thereto in
Section 2.3(d).

          "outstanding", when used with respect to the Notes, means, as of the date of determination, all Notes theretofore executed and delivered under the Securities Purchase Agreement and the terms of the Notes, except:

          (i) Notes theretofore canceled by the Company or delivered to the Company for cancellation;

          (ii) Notes for whose payment or redemption money in the necessary amount has been theretofore set aside by the Company with a third party in trust for the Holders of such Notes; provided that if such Notes are to be redeemed, notice of such redemption has been duly given as provided in the Notes; and

          (iii) Notes which have been paid pursuant to Section 1.4 or in exchange for or in lieu of which other Notes have been executed and delivered pursuant to the terms of the Notes, other than any such Notes in respect of which there shall have been presented to the Company proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of the outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be outstanding. Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Required Holders the pledgee's right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

          "Paying Agent" shall have the meaning ascribed thereto in Section
1.2.

          "Payment Blockage Period" shall have the meaning ascribed thereto in Section 6.3.

          "Payment Default" shall have the meaning ascribed thereto in
Section 6.1(f).

          "Permitted Investment Funds" shall have the meaning ascribed thereto in Section 3.7.

          "Permitted Junior Securities" shall mean any payment or distribution in the form of equity securities of the Company or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the Notes are so subordinated.

          "Permitted Physician Transactions" shall have the meaning ascribed thereto in the Credit Agreement as in effect on the date hereof.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

          "Physician Group" shall have the meaning ascribed thereto in the Credit Agreement as in effect as of the date hereof.

          "PIK Notes" shall have the meaning ascribed thereto in Section
1.1(a).

          "Predecessor Note" of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note.

          "principal amount" means, when used with respect to any particular Note, the principal amount of such Note at its Stated Maturity.

          "Private Placement" shall have the meaning ascribed thereto in
Section 2.3(d).

          "Proceeding" shall have the meaning ascribed thereto in Section
6.2.

          "property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "Public Resale Transaction" shall have the meaning ascribed thereto in Section 8.2.

          "Purchaser" and "Purchasers" shall have the meanings ascribed thereto in the preamble.

          "Redeemable Securities" of any Person means any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (b) is convertible into or exchangeable or exercisable for Indebtedness or Redeemable Securities or
(c) is redeemable or subject to any repurchase requirement arising at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity Date.

          "Redemption Date", when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to the Notes.

          "Redemption Price", when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to the Notes.

          "Registration Default" shall have the meaning ascribed thereto in
Section 2.3.

          "Regular Record Date" shall have the meaning ascribed thereto in
Section 1.2.

          "Reimbursement Obligations" shall have the meaning ascribed thereto in the Credit Agreement as in effect as of the date hereof.

          "Required Holders" means Holders holding more than 25% of the aggregate principal amount of the outstanding Notes.

          "Requirements of Law" shall have the meaning ascribed thereto in the Credit Agreement as in effect as of the date hereof.

          "Responsible Officer" shall mean the chief executive officer, the president of the Company and the chief financial officer of the Company.

          "Restricted Cash" shall have the meaning ascribed thereto in the Credit Agreement as in effect as of the date hereof.

          "Revolving Credit Termination Date" shall have the meaning ascribed thereto in the Credit Agreement as in effect as of the date hereof.

          "Rule 144A" means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

          "Second Closing Termination Date" shall have the meaning ascribed thereto in the Securities Purchase Agreement.

          "Securities Act" means the Securities Act of 1933, as amended from time to time.

          "Securities Purchase Agreement" shall mean the Securities Purchase Agreement, dated as January 13, 2000, by and among the Purchasers and the Company.

          "Security Register" shall have the meaning ascribed thereto in
Section 1.3.

          "Senior Indebtedness" means (i) the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding) on, and penalties and any obligation of the Company for reimbursement (including attorneys' fees incurred in connection with any such proceeding, whether or not allowed in such proceeding), indemnities and fees relating to, and all other amounts, including amounts in respect of letters of credit and letter of credit reimbursement obligations, owing under, the Credit Agreement (as permitted by Section 3.2(c) hereof), (ii) the principal of (and premium, if any) and interest on Indebtedness of the Company for money borrowed, whether incurred on or prior to the date of original issuance of the Notes or thereafter, and any amendments, renewals, extensions, modifications, refinancings and refundings of any such Indebtedness, (iii) Hedging Obligations entered into with respect to Indebtedness described in clauses (i) and (ii) above, and (iv) senior notes ranking pari passu with Indebtedness under the Credit Agreement and secured by the collateral secured pursuant to the Credit Agreement (as permitted by Section 3.2(f) hereof); provided, however, that the following shall not constitute Senior Indebtedness: (1) any Indebtedness as to which the terms of the instrument creating or evidencing the same provide that such Indebtedness is not superior in right of payment to the Notes, (2) any Indebtedness as to which the terms of the instrument creating or evidencing the same provide that such Indebtedness is subordinated in right of payment in any respect to any other Indebtedness of the Company, (3) Indebtedness evidenced by the Notes, (4) any Indebtedness owed to a Person when such Person is a Subsidiary or Affiliate of the Company, (5) any obligation of the Company arising from Disqualified Stock of the Company, (6) any portion of any Indebtedness which is incurred in violation of the terms of the Notes, and (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company.

          "Senior Nonmonetary Default" shall have the meaning ascribed thereto in Section 6.3.

          "Senior Payment Default" shall have the meaning ascribed thereto in Section 6.3.

          "Significant Subsidiary" shall mean, at any particular time, any Subsidiary that, together with the Subsidiaries of such Subsidiary, (i) for the most recent fiscal year of the Company accounted for more than 5% of the consolidated revenues of the Company and its Subsidiaries or (ii) at the end of such fiscal year, was the owner (beneficial or otherwise) of more than 5% of the consolidated assets of the Company and its Subsidiaries all as calculated in accordance with GAAP and as shown on the consolidated financial statements of the Company and its Subsidiaries.

          "Special Interest" shall have the meaning ascribed thereto in
Section 1.1(c).

          "Stated Maturity", when used with respect to any Indebtedness or any installment of interest thereon, means the date specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

          "Stated Maturity Date" shall have the meaning ascribed thereto in the preamble.

          "Subordinated Indebtedness" means (a) the Existing Subordinated Indebtedness and (b) any other unsecured Indebtedness of the Company or any Subsidiary (i) no part of the principal of which is required to be paid under any circumstances (whether by way of scheduled amortization, mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the Stated Maturity Date (exclusive of future loans or advances to pay premiums on split-dollar life insurance policies), (ii) the payment of the principal of and interest on which and other obligations of the Company or any Subsidiary in respect thereof are subordinated to the prior payment in full of the principal of and interest (including post-petition interest) on the Notes and all other Obligations on terms and conditions at least as favorable to the Holders of the Notes as the subordination of the Notes are to the holders of Senior Indebtedness, and
(iii) all other terms and conditions of which are satisfactory in form and substance to the Holders of a majority of the aggregate principal amount of Notes then outstanding (as evidenced by their prior written approval thereof).

          "Subordinated Indebtedness Documentation" means the agreements, indentures and other documentation pursuant to which any Subordinated Indebtedness is or has been issued.

          "Subsequent Purchaser" shall mean any Person to whom any Purchaser sells any of the Notes (other than Affiliates of the Purchasers).

          "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

          "Successor Company" shall mean the entity or the Person formed by or surviving any consolidation or merger with the Company (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made.

          "Synthetic Lease" means any synthetic lease, tax retention operating lease or off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but which is classified as an operating lease pursuant to GAAP.

          "Term Loan Election" shall have the meaning ascribed thereto in the Credit Agreement as in effect as of the date hereof.

          "Total Debt" shall have the meaning ascribed thereto in the Credit Agreement as in effect as of the date hereof.

          "Total Debt to EBITDA Ratio" shall have the meaning ascribed thereto in Section 3.2.

          "Transaction Documents" shall mean the Notes, the Securities Purchase Agreement, the Warrants, the Registration Rights Agreement (as defined in the Securities Purchase Agreement), the Exchange and Registration Rights Agreement, and all other contracts, agreements, schedules, certificates and other documents being delivered pursuant to or in connection with the Notes or the transactions contemplated hereby or thereby.

          "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                               SECTION EIGHT

                               MISCELLANEOUS
                               -------------

     8.1. Amendments, Waivers and Consents. This terms of the Notes may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively) with (and only with) the written consent of the Company and the Holders of a majority of the aggregate principal amount of Notes then outstanding; provided, however, that no such amendment or waiver may, without the prior written consent of the Holder of each Note or exchange note then outstanding and affected thereby (i) subject any Holder to any additional obligation, (ii) reduce the principal of (or premium, if any) or rate of interest or Special Interest on, any Note or exchange note,
(iii) postpone the date fixed for any payment of principal of (or premium, if any) or interest or Special Interest on, any Note, (iv) change the ranking or priority of the Notes or the percentage of the aggregate principal amount of the Notes the Holders of which shall be required to consent or take any other action under this Section 8.1 or any other provision of the Notes, (v) amend or waive the provisions of Section 3.4 or Section Four or any of the definitions used in such Sections. No amendment or waiver of the Holders will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or thereby impair any right consequent thereon.

     8.2. Expiration of Certain Covenants. The covenants set forth in clauses (ii) and (iv) of Section 2.1(a) and Sections 3.14 and 3.15 shall expire with respect to any Note sold in a Non-Private Transaction.

     8.3. Governing Law. THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.



                               PROMEDCO MANAGEMENT COMPANY


                               By:
                                   -------------------------------------
                                   Name:
                                   Title:

                              ASSIGNMENT FORM

To assign this Note, fill in the form below:

     I or we assign and transfer this Note to



     (Print or type assignee's name, address and zip code)



     (Insert assignee's soc. sec. or tax I.D. No.)

        and irrevocably appoint                      agent to transfer this
Note on the books of the Company. The agent may substitute another to act for him.


----------------------------------------------------------------------



Date:                  Your Signature:
     ---------------                  ------------------------


----------------------------------------------------------------------
Sign exactly as your name appears on the other side of this Note.

                     OPTION OF HOLDER TO ELECT PURCHASE



          If you want to elect to have this Note purchased in its entirety by the Company pursuant to Section 4.1 of the Agreement, check the box:



          [ ]



          If you want to elect to have only a part of the principal amount of this Note purchased by the Company pursuant to Section 4.1 of the Agreement, state the portion of such amount (such portion must be equal to $1,000 or an integral multiple thereof): $_________





Dated:                       Your Signature:
                                            ---------------------------

                                    (Sign exactly as name appears

                                    on the other side of this Note)